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                                                                      EXHIBIT 11

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS




                                                                           THREE MONTHS ENDED              NINE MONTHS ENDED
                                                                               SEPTEMBER 30,                 SEPTEMBER 30,
                                                                           -------------------            -------------------
                                                                           1998           1997            1998           1997
                                                                           ----           ----            ----           ----
                                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)

       NET INCOME                                                          $  7,020     $  5,995         $ 16,140     $ 44,135
                                                                           ========     ========         ========     ========

       BASIC EPS
       Weighted-average common shares outstanding                            28,462       28,337           28,446       28,329
                                                                           ========     ========         ========     ========
       Basic net income per common share                                   $    .25     $    .21         $    .57     $   1.56
                                                                           ========     ========         ========     ========

       DILUTED EPS
       Weighted-average common shares outstanding                            28,462       28,337           28,446       28,329

          Shares issuable on exercise of dilutive options                       668          577              668          577
          Shares assumed to be purchased with proceeds from options            (395)        (421)            (388)        (545)

          Shares issuable pursuant to employee stock purchase plan              186          186              186          186
          Shares assumed to be purchased with proceeds from
             employee stock purchase plan                                       (31)        (108)             (30)        (176)
                                                                           --------     --------         --------     --------

       Shares applicable to diluted EPS                                      28,890       28,571           28,882       28,371
                                                                           ========     ========         ========     ========
       Diluted net income per common share                                 $    .24     $    .21         $    .56     $   1.56
                                                                           ========     ========         ========     ========







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